Exhibit 10

CREATIVE TECHNOLOGY LTD.

(Incorporated in the Republic of Singapore)

(Company Registration No. 198303359D)

CREATIVE TECHNOLOGY CENTRE PTE LTD, A WHOLLY-OWNED SUBSIDIARY OF CREATIVE TECHNOLOGY LTD., ENTERS INTO CONDITIONAL PUT AND CALL OPTION AGREEMENT FOR SALE AND LEASEBACK OF LEASEHOLD INTEREST IN 31 INTERNATIONAL BUSINESS PARK, CREATIVE RESOURCE

A.	INTRODUCTION

1.	The Directors of Creative Technology Ltd. (the “Company”) are pleased to announce that its wholly-owned subsidiary, Creative Technology Centre Pte Ltd (“CTC” or the “Vendor”), has on 9 May 2008 entered into a Put and Call Option Agreement (the “Put and Call Option Agreement”) with HSBC Institutional Trust Services (Singapore) Limited (“HSBCIT” or the “Purchaser”), as trustee of Ascendas Real Estate Investment Trust (“A-REIT”), for the proposed sale and leaseback of its property at 31 International Business Park, Creative Resource, Singapore 609921 together with the mechanical and electrical equipment located therein (together, the “Property”).

2.	A-REIT is a real estate investment trust listed on the Singapore Exchange Securities Trading Limited.

3.	The leasehold interest in 31 International Business Park, Creative Resource, Singapore 609921 together with the building and mechanical and electrical equipment located therein is for an initial term of 30 years commencing on 16 December 1994 with an option to renew for a further term of 30 years. The Property is currently used by the Group for its corporate offices, research and development, and sales and marketing activities.

B.	THE PUT AND CALL OPTION AGREEMENT

4.	Under the terms of the Put and Call Option Agreement, HSBCIT is granted a call option to require CTC to sell the Property (the “Call Option”) and CTC is granted a put option to require HSBCIT to purchase the Property from CTC (the “Put Option”). The parties shall be deemed to have entered into an agreement for the sale and purchase of the Property at the Purchase Consideration (as defined below) and on the agreed purchase conditions on the date of exercise of either option in accordance with the terms of the Put and Call Option Agreement.

5.	The purchase consideration of the Property is S$246.8 million (the “Purchase Consideration”) which was arrived at on a “willing-buyer, willing-seller” and sale and leaseback basis, supported by a valuation of the Property carried out by Chesterton International Property Consultants Pte Ltd. The valuation report dated 5 May 2008, valued the current open market value of the unexpired leasehold interest in the Property based on the sale and leaseback arrangement at S$246.5 million. Accordingly, the Company found the Purchase Consideration to be fair.

6.	The Purchaser shall pay the Vendor the Purchase Consideration according to the following payment schedule:-

(a)	upon signing the Put and Call Option Agreement on 9 May 2008, the Purchaser had paid an option fee of S$100,000 (the “Deposit”) to the Vendor’s solicitors, Arfat Selvam Alliance LLC, as stakeholders; and

(b)	the balance of the Purchase Consideration amounting to S$246.7 million shall be paid by the Purchaser to the Vendor on completion of the purchase of the Property by the Purchaser (“Completion”) together with the release of the Deposit.

C.	CONDITIONS

7.	The Put Option and the Call Option may not be exercised by CTC and HSBCIT respectively unless, inter alia, the following conditions are satisfied in accordance with the terms and conditions of the Put and Call Option Agreement by 27 June 2008 or such other date as CTC and HSBCIT may mutually agree in writing (“Target Date”):-

a)	Due Diligence Condition: Completion of the legal due diligence by A-REIT on the Property (pertaining to title) and obtaining results satisfactory to A-REIT by the Target Date;

b)	Jurong Town Corporation (“JTC”) Approvals and JTC Lease:

(i)	CTC obtaining the approval of JTC in respect of the sale of the Property to the Purchaser and the sub-lease of the Property;

(ii)	The Purchaser obtaining the approval of JTC in respect of the lease of the Property by the Purchaser to CTC;

(iii)	Issuance and stamping of the lease issued by JTC and registration of the same with the Land Titles Registry;

by the Target Date on terms and conditions satisfactory to the Purchaser;

c)	Shareholder Approval: The approval of the shareholders of the Company being obtained in a general meeting by the Target Date in respect of the proposed sale at the Purchase Consideration.

D.	LEASEBACK

8.	On Completion, CTC will enter into a lease agreement (the “Lease Agreement”) with HSBCIT to lease back the Property for a term of five years (the “Term”) with options to renew for a further three years and two years thereafter. The Term shall commence from the date of Completion (“Term Commencement Date”) and on the terms and conditions of the Lease Agreement.

9.	CTC shall pay to HSBCIT a monthly rent in accordance to the monthly rental schedule in the Lease Agreement, amounting to a total of S$73.5 million over the five years lease. On the Term Commencement Date, CTC shall pay the first month’s rent of S$1.28 million to HSBCIT, and subsequent monthly rents shall be deducted from the security deposit.

The monthly rent payable is subject to adjustment in the third and fifth year of the Term if the total percentage variation of the Consumer Price Index of Singapore twenty-four (24) months prior to the third and fifth year of the Term exceeds 5% in accordance with the Lease Agreement.

10.	CTC shall pay to HSBCIT any property tax on the Property and land rent imposed by the relevant authority in respect of any period during the Term (including any property tax and land rent levied or imposed retrospectively).

11.	CTC shall, on the Term Commencement Date, pay to HSBCIT a security deposit equivalent to S$72.2 million for deductions to be made by HSBCIT for the monthly rents payable and as security for the compliance with the provisions of the lease.

CTC shall, on the date falling forty-eight (48) months after the Term Commencement Date provide HSBCIT with a further security deposit of S$2.5 million, for which CTC shall furnish a bank guarantee for this security deposit amount.

E.	RATIONALE FOR THE SALE AND LEASEBACK TRANSACTION AND USE OF CASH PROCEEDS

12.	The Directors are of the view that the proposed transaction will be in the best interests of the Group in that it is commercially beneficial to the Group and will provide substantial cash proceeds for the Group, as well as result in a substantial gain for the Group as set out below. It is intended that the proceeds from the proposed sale will be used by the Group to repay the bank borrowings, as general working capital of the Group and other corporate funding requirements of the Group.

13.	In connection with the proposed sale and leaseback transaction, CTC will enter into the Lease Agreement upon Completion of the proposed sale. This will allow the Company to have the continuing use of the Property to meet the operational requirements of the Group for at least the next five (5) years.

F.	FINANCIAL EFFECTS OF THE PROPOSED SALE

14.	Gain on sale of the Property and Cash Proceeds

The proposed sale will represent a gain on sale of the Property of approximately US$147 million after taking into consideration estimated legal and other costs and the net book value of approximately US$33 million for the Property.

As the proposed transaction is a sale and leaseback transaction, in accordance with US GAAP, the gain of US$147 million will be treated as a deferred gain and will be amortised and recognised in the Group’s Income Statement over the five-year lease term.

The proceeds of S$246.8 million (US$180.9 million) from the proposed sale, after payment of S$1.28 million (US$0.94 million) for the first month’s rent to be paid on the Term Commencement Date, payment of S$72.2 million (US$52.9 million) for the security deposit, and estimated legal and other costs, will provide net cash proceeds to the Group of approximately S$172 million (US$126.1 million).

15.	Net Tangible Assets (“NTA”)

For illustrative purposes only, assuming that the proposed sale had been completed on 30 June 2007 being the end of the most recently completed financial year, based on the audited consolidated financial statements of the Group for the financial year ended 30 June 2007 (“FY2007”) and after accounting for the full gain on sale of the Property as described in paragraph 14 above, the proposed sale would have the following pro forma effect on the Group’s NTA as presented in the table below:-

As at 30 June 2007	Before Proposed Transaction	After Proposed Transaction
NTA (US$ ‘000)	408,267	555,400
NTA per share (US$)	4.88	6.64

16.	Earnings per Share (“EPS”)

For illustrative purposes only, assuming that the Proposed Sale had been completed on 30 June 2007, being the end of the most recently completed financial year, based on the audited consolidated financial statements of the Group for FY2007 and after accounting for the full gain on sale of the Property as described in paragraph 14 above, the Proposed Sale would have the following pro forma effects on the Group’s EPS as presented in the following table:-

For FY 2007	Before Proposed Transaction	After Proposed Transaction
Consolidated Net Income (US$ ‘000)	28,189	175,322
EPS ($US):
Basic	0.34	2.10
Fully Diluted	0.34	2.09

G.	APPLICATION OF RULE 1006 OF THE LISTING MANUAL

The relative figures computed on the bases set out in the Rule 1006 of the Listing Manual are as follows:-

Rule 1006(a) – The net asset value of the assets to be disposed of compared to Group’s net asset value, as at 30 June 2007.	8.0%
Rule 1006(b) – The net income attributable to the assets disposed of compared with Group’s net income for the financial year ended 30 June 2007.	522.0%*
Rule 1006(c) – The aggregate value of the consideration received compared with the Company’s market capitalization as at the close of business day on 8 May 2008.	45.6%
Rule 1006(d) – The number of equity securities issued by the Company as consideration for an acquisition.	Not applicable

Note:

*	The net income attributable to the assets disposed of refers to the gain on sale of the Property.

17.	Pursuant to the Listing Manual, the sale of the Property is considered a major transaction and requires approval by the shareholders of the Company at general meeting. A circular containing further information relating to, inter alia, the sale of the Property, together with the notice of extraordinary general meeting, will be despatched to all the shareholders of the Company in due course.

H.	INTERESTS OF DIRECTORS AND SUBSTANTIAL SHAREHOLDERS

18.	None of the Directors and substantial shareholders of the Company has any direct or indirect interest in the proposed sale and leaseback transaction except for their respective shareholdings in the Company (if any).

I.	DOCUMENTS AVAILABLE FOR INSPECTION

19.	Copies of the Put and Call Option Agreement, the form of the Lease Agreement and the valuation report may be inspected by the shareholders of the Company during normal business hours at the Company’s registered office for three (3) months from the date of this announcement.

BY ORDER OF THE BOARD

Ng Keh Long

Company Secretary

9 May 2008